EXHIBIT 10.8

AMENDMENT NO. 1 TO COVENANTS AND POST-EMPLOYMENT

OBLIGATIONS AGREEMENT, DATED MARCH 25, 2009

This Amendment No. 1 (“Amendment”) is hereby entered into effective as of March 9, 2011 between DynCorp International LLC, a Delaware limited liability company (“Company”) and Gregory S. Nixon (“Employee”) and hereby amends the Covenants and Post-Employment Obligations Agreement, dated August 5, 2009 (“Agreement”).

WHEREAS, Employee received a letter, dated July 31, 2009, from William L. Ballhaus, then President and CEO, offering him employment (“Offer Letter”), and the terms stated in said Offer Letter were subsequently wholly integrated and subsumed by the Agreement; and

WHEREAS, the Employee and the Company desire to affirm the continued validity of the terms and conditions of the Agreement, except as specifically set forth otherwise in this Amendment.

NOW THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.	Paragraph 2 of the Agreement (Compensation and Benefits) shall be deleted in its entirety and replaced in its entirety as follows:

2. Compensation and Benefits. In consideration of and as compensation for the services agreed to be performed by Employee hereunder, the Company agrees to pay Employee during the Term of this Agreement a base salary of $500,000 per year, payable bi- monthly in accordance with the Company’s regular payroll practices.

During the Term of this Agreement, in addition to the Base Salary provided above, Employee shall be eligible to receive additional incentive compensation in an amount not to exceed amounts prescribed in the Company’s Employee Incentive Compensation Plan (“EIP”) using a target incentive percentage of no less than one hundred percent (100%) of Employee’s base salary. Employee will also participate in the Company’s Executive Benefit Plan and any other Company benefit or compensation programs in place.

Employee will also be a participant in the Company’s Long Term Incentive Plan (or equity plan should the title of such plan be modified). The guidelines for this plan will be communicated at a later date.

2.	Paragraph 3, section B of the Agreement (Termination of Employment) is deleted in its entirety and replaced in its entirety as follows:

If the Company terminates Employee’s employment without Cause or if the Employee terminates this Agreement for Good Cause, Employee shall be entitled:

a.	to a payment equal to two times his Base Salary,

b.	a prorated portion of his EIP Compensation that would be payable to the Employee through his termination date; such ElP compensation to be calculated based upon Company performance targets being met,

c.	accrued and unused vacation earnings through the date of termination, and

d.	payment of any vested equity pursuant to the Company’s Long Term Incentive Plan (or equity plan should the title of such plan be modified).

All payments set forth in subparagraph a-d shall be subject to standard deductions and withholdings.

For purposes of this Agreement, the term “Good Cause” shall mean any of the following actions taken by the Company or any subsidiary that employs the Employee:

a.	assignment of the Employee to duties that are materially inconsistent with his status as a senior Executive or which represent a substantial diminution of his duties or responsibilities in the Company,

b.	a reduction in Employee’s Base Salary, except in connection with an across-the-board salary reduction for all Employees,

c.	a failure by the company to pay any of Employee’s compensation in accordance with Company policy, the relocation of the Employee to a location more than 35 miles from Falls Church, Virginia without Employee’s consent, or a change of Employee’s title,

d.	failure by the Company to comply with its obligations under this Agreement, or

e.	the failure of a successor to the Company to confirm in writing within 5 business days of its succession to assume and perform all obligations of this Agreement.

Provided, however, that such events described in this paragraph shall constitute Good Cause only if the Company fails to cure such event within 30 days after receipt from Employee of written notice of the event which constitutes Good Cause.

3.	Paragraph 4 of the Agreement (Non-Competition) is deleted in its entirety and replaced in its entirety as follows:

Non-Competition. Employee understands that the Company invests significant resources in the training and development of its employees and that in his position he will have access to the Company’s confidential and proprietary information. Moreover, Employee will be responsible for the legal affairs of the Company (hereinafter, “Executive Duties”).

Employee further acknowledges and agrees that the Company is a business entity that is a government service provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. Employee understands that across the globe, the Company operates major programs in aircraft and land systems maintenance, modifications, and operations; base operations; rapid-response and long-term contingency operations and logistics support; infrastructure development and operations; broad-based international development; and law enforcement (hereinafter, “Competitive Services”). A company that creates, designs, sells or provides services that are directly competitive in a material and substantial manner with the Competitive Services shall herein be referred to as a “Competitive Business.” Therefore, in light of these understandings Employee agrees to the following obligations which are reasonably designed to protect the Company’s legitimate business interests without unreasonably restricting his ability to seek or obtain employment after his employment with the Company terminates for any reason.

During Employee’s employment with the Company and for a period of twenty-four months after the termination of his employment with the Company for whatever reason or from the date of entry of a final judgment by a court of competent jurisdiction enforcing this Agreement (whichever is later), Employee will not directly or indirectly participate in the ownership, control or management of, or be employed as an Employee performing Executive Duties with, any Competitive Business. This provision does not preclude the Employee from managing a non-competitive element of a corporation that provides Competitive Services. Additionally, the employment restriction in this provision only precludes Employee from performing Executive Duties for Competitive Businesses serving government customers, meaning any agency or command within the Department of State and Department of Defense with whom Employee had direct contractual contact on behalf of the Company for the provision of Competitive Services.

IN WITNESS THEREOF, the parties have Employee this Amendment No. 1, effective as of March 9, 2011.

DYNCORP INTERNATIONAL LLC		EMPLOYEE

By:	/s/ Steven F. Gaffney	/s/ Gregory S. Nixon
	Steven F. Gaffney	Gregory S. Nixon

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